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EXHIBIT 99(b)

FOR IMMEDIATE RELEASE
Tues., April 18, 1995


WELLS FARGO ANNOUNCES SHARE REPURCHASE PROGRAM AND
DECLARES DIVIDEND ON COMMON STOCK

     The Board of Directors of Wells Fargo & Co. (NYSE:WFC) today authorized the repurchase of up to 4,957,991 shares of the Company's outstanding common stock, representing 10 percent of Wells Fargo's outstanding common shares as of March 31, 1995. This action reflects the Company's strong capital position and will continue to allow Wells Fargo to effectively manage its overall capital position in the best interests of its shareholders. The Company announced no date for completing the program and will purchase shares from time to time, subject to market conditions. This authorization continues a repurchase program begun in 1994.

The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under its employee benefit and dividend reinvestment plans. These repurchases will not be counted as part of the 10 percent authorized for repurchase.

The Board of Directors also declared a regular quarterly dividend on common stock of $1.15 per share. The dividend will be payable May 22, 1995 to shareholders of record at the close of business April 28, 1995.



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